                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             VENUS EXPLORATION, INC.
                (Name of Registrant as Specified in Its Charter)

                             VENUS EXPLORATION, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     5)   Total Fee Paid:

          ---------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                         ---------------------------------------

         2)       Form Schedule or Registration Statement No.:
                                                              ------------------

         3)       Filing Party:
                               -------------------------------------------------

         4)       Date Filed:
                            ----------------------------------------------------

                             VENUS EXPLORATION, INC.
                         1250 N.E. LOOP 410, 10TH FLOOR
                            SAN ANTONIO, TEXAS 78209
                                 (210) 930-4900


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD _________________, 1999


                           --------------------------

TO THE STOCKHOLDERS OF VENUS EXPLORATION, INC.

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of VENUS EXPLORATION, INC., will be held at ________________________________, San
Antonio, Texas, on ______________, 1999, at ________, Central Time, for the following purposes:

     1. To elect eight (8) directors to serve until the next annual meeting of stockholders;


     2. To approve an amendment to the 1997 Incentive Plan of Venus Exploration to remove some of the limitations on the number and type of awards that may be granted under the plan;


     3. To ratify the appointment of KPMG LLP as Venus Exploration's independent certified public accountants for the fiscal year ending December 31, 1999;

     4. To ratify the possible issuance, upon conversion of a Convertible Promissory Note issued to EXCO Resources, Inc., of up to 10,133,333 shares of common stock;

     5. To approve an amendment to the Certificate of Incorporation of Venus Exploration to increase the number of authorized shares of common stock to 50,000,000 shares;

     6. To approve an amendment to the Certificate of Incorporation of Venus Exploration to enlarge the power of the Board of Directors to determine the voting rights of each share of preferred stock that may be issued; and

     7. To transact such other business as may properly come before the 1999 annual meeting.



     Only stockholders of record at the close of business on __________, 1999, will be entitled to notice of and to vote at the 1999 annual meeting or any adjournment(s) thereof. For a period of at least ten (10) days prior to the 1999 annual meeting, a complete list of stockholders entitled to vote at the meeting will be open to examination by any stockholder during ordinary business hours at the offices of Venus Exploration, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

     Information concerning the matters to be acted upon at the 1999 annual meeting is set forth in the accompanying proxy statement.

     A proxy card is enclosed in the envelope in which these materials were mailed to you. Please fill in, date and sign the proxy card, and return it promptly in the enclosed postage-paid return envelope. If you attend the 1999 annual meeting, you may withdraw your proxy at that time and vote in person.

     A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1998, is enclosed.

                                      By Order of the Board of Directors



San Antonio, Texas                    John H. Sowell, III,
           , 1999                     Secretary
-----------

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR VOTE MAY BE RECORDED AT THE ANNUAL MEETING IF YOU DO NOT ATTEND PERSONALLY. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                                                 PRELIMINARY
                                                                 PROXY MATERIALS

                             VENUS EXPLORATION, INC.
                         1250 N.E. LOOP 410, 10TH FLOOR
                            SAN ANTONIO, TEXAS 78209
                                 (210) 930-4900

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD _________________, 1999


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Venus Exploration, Inc., a Delaware corporation, to be voted at the 1999 Annual Meeting of Stockholders of Venus Exploration to be held at _______________________________________, San
Antonio, Texas, on _____________, 1999, at __________, Central Time, and at any adjournments thereof.

     The 1999 annual meeting is being held for the following purposes:

     1. To elect eight (8) directors to serve until the next annual meeting of stockholders;


     2. To approve an amendment to the 1997 Incentive Plan of Venus Exploration to remove some of the limitations on the number and type of awards that may be granted under the plan;


     3. To ratify the appointment of KPMG LLP as Venus Exploration's independent certified public accountants for the fiscal year ending December 31, 1999;

     4. To ratify the possible issuance, upon conversion of a Convertible Promissory Note (the "EXCO Note") issued to EXCO Resources, Inc., of up to 10,133,333 shares of common stock;

     5. To approve an amendment to the Certificate of Incorporation of Venus Exploration to increase the number of authorized shares of common stock to 50,000,000 shares;

     6. To approve an amendment to the Certificate of Incorporation of Venus Exploration to enlarge the power of the Board of Directors to determine the voting rights of each share of preferred stock that may be issued; and

     7. To transact such other business as may properly come before the 1999 annual meeting.



     The mailing address of the principal offices of Venus Exploration is 1250 N.E. Loop 410, 10th Floor, San Antonio, Texas 78209. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is ________________, 1999.

VOTING AT THE MEETING

     Only holders of record of Venus Exploration's common stock, par value $.01 per share, outstanding at the close of business on ___________, 1999, the record date for the 1999 annual meeting, are entitled to notice of and to vote at the 1999 annual meeting and at any adjournment(s) thereof. As of the close of business on the record date, _________ shares of common stock were outstanding and entitled to vote at the 1999 annual meeting. Unless otherwise indicated, all references herein to percentages of outstanding shares of common stock are based on such number of shares outstanding on the record date. Each share of common stock is entitled to one
(1) vote. Stockholders do not have the right to cumulate their votes for directors.

     A Quorum is Required to Transact Business

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. For purposes of determining the presence of a quorum and of determining the number of votes necessary to take stockholder action, as discussed below, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote, and they count toward the quorum.

     Voting Requirements for Each Proposal

     Brokers holding shares of record for customers generally are not entitled to vote on matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified Venus Exploration on a proxy form in accordance with industry practice or has otherwise advised Venus Exploration that the broker lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

     Election of Directors. Directors are elected by a plurality vote, and the eight (8) nominees who receive the most votes will be elected. In the election of directors, votes may be cast in favor of or withheld with respect to each nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

     Approval of the Amendment to the 1997 Incentive Plan. To be approved, the plan amendment must receive the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter. Therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

     Ratification of Auditors. To be adopted, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

     Ratification of Share Issuance. To be adopted, the ratification of the possible issuance of shares under the EXCO Note must receive the affirmative vote of the majority of the shares present in person or by proxy at the annual meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter. Therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

     Amendments to the Certificate of Incorporation. The amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock and the amendment to permit the Board of Directors to determine the voting rights of any shares of preferred stock require the affirmative vote of a majority of the shares of common stock outstanding. Uninstructed shares are not entitled to vote on this matter. Therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

     How to Vote Your Shares

     Your proxy will be valid only if you sign, date and return it before the 1999 annual meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares "for" the election of the nominated directors and "for " the other five proposals. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, the designated proxies will vote your shares in accordance with their best judgment. Venus Exploration does not know of any matters, other than those described in the Notice of Annual Meeting of Stockholders, that will come before the 1999 annual meeting.

     If the 1999 annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the 1999 annual meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the 1999 annual meeting (except for proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     A stockholder of Venus Exploration who executes and returns a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by:

     o executing a later dated proxy relating to the same shares and by delivering it to the corporate secretary of Venus Exploration prior to the vote at the 1999 annual meeting,

     o giving written notice of the revocation to the secretary of Venus Exploration prior to the vote at the 1999 annual meeting, or

     o appearing in person at the meeting and voting in person the shares to which the proxy relates.

All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows: Venus Exploration, Inc., 1250 N.E. Loop 410, 10th Floor, San Antonio, Texas 78209, Attention: John H. Sowell, III, Secretary.

PROXY SOLICITATION EXPENSES

     Venus Exploration will bear the cost of soliciting its proxies, including the expenses of distributing its proxy materials. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers, employees and agents of Venus Exploration who will receive no additional compensation for doing so. Venus Exploration will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of the common stock held by them as stockholders of record.


                             OWNERSHIP OF SECURITIES

     The following table sets forth the information as of August 1, 1999, regarding the shares of common stock owned, and shares of common stock issuable upon exercise or conversion of outstanding options, warrants or convertible securities that can be exercised or converted by their terms on or before [60 days], 1999, by (a) each person, including any group, who is known by management to be the beneficial owner of more than 5% of the common stock as of such date,
(b) each director and director nominee, (c) Venus

Exploration's executive officers, and (d) all directors and executive officers as a group based upon shares of common stock outstanding on such date.







                                                        AMOUNT & NATURE OF
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS           BENEFICIAL OWNERSHIP(1)          PERCENT OF CLASS
------------------------------------------           -----------------------          ----------------

Eugene L. Ames, Jr ........................                  1,971,179(2)                   14.45%
John Y. Ames ..............................                    510,563(3)                    3.74%
Eugene L. Ames, III .......................                    346,989(4)                    2.54%
J. C. Anderson ............................                     16,194                          *
Martin A. Bell ............................                     54,981(5)                       *
Patrick A. Garcia .........................                    176,505(6)                    1.29%
James W. Gorman ...........................                    304,476(7)                    2.23%
Michael E. Little .........................                    222,723(8)                    1.63%
Jere W. McKenny ...........................                     57,180(9)                       *
John H. Pinkerton .........................                     13,481(10)                      *
Directors and Executive Officers as a group
 (10 persons) .............................                  3,674,271                      26.94%


                                                    AMOUNT & NATURE OF
NAME AND ADDRESS OF FIVE PERCENT SHAREHOLDERS      BENEFICIAL OWNERSHIP(1)       PERCENT OF CLASS
---------------------------------------------      -----------------------       ----------------

Eugene L. Ames, Jr
1250 N.E. Loop 410, Suite 1000
San Antonio, TX  78209 ..........                         1,971,179(2)                  14.45%

J. Morton Davis
44 Wall Street
New York, NY  10005 .............                         1,549,139(5)                  11.36%

Range Resources Corporation
500 Throckmorton Street
Fort Worth, TX  76102 ...........                         2,326,532(10)                 17.06%

Stratum Group Energy Partners, LP
1330 Sixth Avenue, 33rd Floor
New York, NY  10019 .............                         1,100,000                      8.07%

-------------------------------------------
*    Less than one percent (1%).

(1) All persons named have sole voting and investment power, except as otherwise noted.

(2)  Includes (a) 267,178 shares and 79,697 exercisable options owned by Eugene
     L. Ames, Jr.; (b) 1,140,086 shares and 56,548 exercisable options owned by Ellen R.Y. Ames, the spouse of Eugene L. Ames, Jr.; and (c) 407,924 shares and 19,746 exercisable options owned by Venus Oil Company, which is controlled by Mr. and Mrs. Eugene L. Ames, Jr. Ellen R.Y. Ames may be deemed to own 1,196,634 shares, or 8.77% of the common stock. This does not include 26,667 unvested options owned by Eugene L. Ames, Jr., granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(3) Includes exercisable options to purchase 50,466 shares. This does not include unvested options to purchase 13,333 shares of common stock granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(4) Includes exercisable options to purchase 34,616 shares. This does not include unvested options to purchase 8,000 shares of common stock granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(5) Includes 40,000 exercisable options. The data with respect to Mr. Bell excludes shares owned by D.H. Blair Investment Banking Corp., by which Mr. Bell is employed, as beneficial ownership of such shares is disclaimed by Mr. Bell. The Chairman and owner of D.H. Blair is J. Morton Davis, who is deemed to own 1,549,139 shares, including 500,000 exercisable options. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(6) Includes exercisable options to purchase 27,155 shares. This does not include unvested options to purchase 8,000 shares of common stock granted under the 1997 Incentive Plan. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(7) Includes exercisable options to purchase 9,225 shares. See "Stockholders Agreement" below for certain information regarding the voting of these shares. Includes 86,956 shares of common stock issuable upon conversion of that certain 7.0% Convertible Subordinated Note held by Mr. Gorman. See "Certain Relationships and Related Party Transactions" for a summary of the terms of this note.

(8) Includes 217,391 shares of common stock issuable upon conversion of that certain 7.0% Convertible Subordinated Note held by Mr. Little. See "Certain Relationships and Related Party Transactions" for a summary of the terms of this note.

(9) Includes exercisable options to purchase 1,995 shares. See "Stockholders Agreement" below for certain information regarding the voting of these shares.

(10) The data with respect to Mr. Pinkerton does not reflect the 2,326,532 shares, including 192,353 exercisable options, that are beneficially owned by Range Resources Corporation, of which Mr. Pinkerton is President. Mr. Pinkerton disclaims beneficial ownership of such shares. The data with respect to Range Resources Corporation does not reflect the shares reported by Mr. Pinkerton, individually. See "Stockholders Agreement" below for certain information regarding the voting of these shares.


                             STOCKHOLDERS AGREEMENT

     A Stockholders Agreement (the "Stockholders Agreement") was entered into effective May 27, 1997 among former stockholders of The New Venus Exploration, Inc. (a predecessor to Venus Exploration), including Messrs. Eugene L. Ames, Jr., John Y. Ames, Eugene L. Ames, III, Patrick A. Garcia, James W. Gorman, Jere
W. McKenny, other members of the Ames family and other former New Venus stockholders (collectively, the "Ames Group," which owns beneficially 3,988,042 shares of Venus Exploration's common stock); D. H. Blair Investment Banking Corp., Rivkalex Corp., Rosalind Davidowitz and Parliament Hill Corporation (collectively, the "Blair Group," which owns beneficially 1,549,139 shares); and Range Resources Corporation ("Range Resources"), formerly known as Lomak Petroleum, Inc. The Stockholders Agreement provides that, in the 1999 election of directors of Venus Exploration, the Ames Group, the Blair Group and Range Resources will vote their shares for the four (4) nominees designated by the Ames Group and the one (1) nominee designated by Range Resources. The Stockholders Agreement also provides for certain rights of first refusal and rights of participation between the Ames Group and Range Resources in the event of a proposed sale of shares by either. The Stockholders Agreement has a term expiring on May 27, 2000, but terminates earlier as to any party in the event that such party's beneficial ownership of Venus Exploration's shares falls below 250,000 shares. See "Ownership of Securities."


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

     At a meeting of the Board of Directors held in the second quarter of 1999, Venus Exploration's Bylaws were amended to increase the board size to eight (8) directors. Mr. Michael E. Little was elected to fill that new position. Mr. Little was elected to the Board of Directors contemporaneously with his loan to Venus

Exploration of $250,000. See "Certain Relationships and Related Party Transactions -- Michael E. Little and James W. Gorman -- 7.0% Convertible Subordinated Note Issuance." Mr. Little had become a consultant to the company before he made the loan to the company.

     At the 1999 annual meeting, stockholders will be asked to elect eight (8) directors to serve as members of the Board of Directors until their successors are duly elected and qualified. Your Board of Directors recommends that the eight (8) nominees named below be elected to serve as directors. The persons named in the proxy intend to vote the proxies FOR the election of the nominees named below. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee refuses or becomes unable to serve as a director, which is not anticipated, the persons named as proxies reserve full discretion to vote for such other person as may be nominated by the Board of Directors. Of the nominees listed below, Messrs. Eugene L. Ames, Jr., John Y. Ames, Gorman and McKenny are the designees of the Ames Group under the Stockholders Agreement. John H. Pinkerton ("Mr. Pinkerton") is the nominee of Range Resources under the Stockholders Agreement.

                               EUGENE L. AMES, JR.
                                  JOHN Y. AMES
                                  J.C. ANDERSON
                                 MARTIN A. BELL
                                 JAMES W. GORMAN
                                MICHAEL E. LITTLE
                                 JERE W. MCKENNY
                                JOHN H. PINKERTON

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     The following paragraphs set forth certain information concerning each nominee for election as a director. All positions and offices with Venus Exploration held by each such person are also indicated.

     EUGENE L. AMES, JR., 66, became Chairman, Chief Executive Officer and a director of Venus Exploration following its acquisition of the assets and liabilities of The New Venus Exploration, Inc. ("New Venus") in 1997. He is a member of the Executive Committee. He has been in the oil and gas business since 1954 and had been associated with New Venus and its predecessor entities since 1962 and chief executive officer of those predecessor entities since 1991. He graduated from the University of Texas at Austin in 1955 with a B.S. degree in Geology. He served from 1991-93 as the Chairman of the Independent Petroleum Association of America, the national trade group representing independent oil and natural gas producers in Washington, D.C., and he currently serves as a member of the Management Committee of the American Petroleum Institute (API).

     JOHN Y. AMES, 44, became President, Chief Operating Officer and a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Executive Committee. He had been associated with New Venus and its predecessor entities as Vice President since 1984. He became Executive Vice President of those predecessor entities in 1995 and President and Chief Operating Officer in 1996. He is the son of Eugene L. Ames, Jr., and the brother of Eugene L. Ames, III, a Vice President of Venus Exploration. He graduated from the University of Texas at Austin in 1978 with a B.B.A. in Petroleum Land Management. He serves as the Regional Governor for the South Texas region of the Independent Petroleum Association of America.

     J.C. ANDERSON, 67, is the Chairman and Chief Executive Officer of Anderson Exploration, Ltd., a public oil and gas exploration and development company based in Canada. He founded Anderson Exploration, Ltd., as a private company in 1968 and has been employed by it since that time. Mr. Anderson has been a director since 1998. He holds a B.S. in Petroleum Engineering from the University of Texas at Austin and has more than 40 years experience in the oil and gas business.

     MARTIN A. BELL, 47, is the Vice Chairman and General Counsel of D. H. Blair Investment Banking Corp., New York, New York, and has been a senior officer of that organization and predecessor companies since 1991. D. H. Blair Investment Banking Corp. is a member of the New York Stock Exchange. Mr. Bell has been a director since 1997. He is a member of Venus Exploration's Audit Committee.


     JAMES W. GORMAN, 68, became a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Executive and Compensation Committees. He is a petroleum geologist and has been engaged in the oil and gas business either as a drilling contractor or independent producer for 43 years. He is currently, and has been for more than 5 years, an independent investor in various ventures, including exploration and development of oil and gas properties. He is President of Cockfield Exploration, Inc., a closely-held oil and gas company based in San Antonio, Texas. He also serves as a member of the Board of Directors of Cullen Frost Bancshares Corporation, a bank holding company (NYSE).


     MICHAEL E. LITTLE, 44, has been employed as Chairman and Chief Executive Officer of South Texas Drilling and Exploration, Inc., an oil and gas drilling company based in San Antonio, Texas, since 1999. From 1982 until 1999 he was President and Chairman of the Board of Dawson Production Services, Inc., a well servicing company based in San Antonio, Texas. He has more than 23 years of experience in oil and gas operations management, including six years as a drilling foreman and engineer. He is a graduate of Texas Tech University with a B.S. Degree in Petroleum Engineering. He became a director of Venus Exploration in 1999. Venus Exploration also retains him as a consultant.

     JERE W. MCKENNY, 69, became a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Audit and Compensation Committees. He has been President of McKenny Energy Co., an oil and gas exploration company based in Oklahoma City, Oklahoma, since September 1994. In 1977, he became a director and the Vice Chairman of the Board of Kerr-McGee Corp., an oil and gas exploration company based in Tulsa, Oklahoma, and from 1984 until 1993, he also was President and Chief Operating Officer of Kerr-McGee Corp. He is a director of Rutherford-Moran Oil Corp.

     JOHN H. PINKERTON, 45, became a director of Venus Exploration following the acquisition of New Venus in 1997. He is a member of the Audit and Compensation Committees. He has been employed by Range Resources (formerly Lomak Petroleum, Inc.), an independent oil and gas operating company based in Fort Worth, Texas since 1988, of which he was appointed President in 1990 and Chief Executive Officer in 1992. He is a director of Range Resources and of North Coast Energy, Inc., an oil and gas exploration and production company in which Range Resources acquired an approximately 50% interest in 1996. Prior to joining Range Resources, he was Senior Vice President of Snyder Oil Corporation. He holds a B.A. degree in Business Administration from Texas Christian University and an M.B.A. from the University of Texas.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                     BOARD MEETINGS AND STANDING COMMITTEES

     The Board of Directors met five (5) times during 1998. All directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served.

     The three committees of the Board of Directors are:

     o    the Executive Committee, composed of Messrs. Eugene L. Ames, Jr., John
          Y. Ames and Gorman;

     o    the Audit Committee, composed of Messrs. Bell, McKenny and Pinkerton;
          and

     o the Compensation Committee, composed of Messrs. Gorman, McKenny and Pinkerton.

Venus Exploration does not have a standing nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

     Subject to certain limitations specified by Venus Exploration's Bylaws and the Delaware General Corporation Law, the Executive Committee is authorized to exercise the powers of the Board of Directors when the Board is not in session. The Executive Committee held six (6) meetings during 1998. The Audit Committee provides advice and assistance regarding accounting, auditing and financial reporting, recommends the company's independent auditors and monitors the results of the audit and the internal controls structure. It met once in 1998. The Compensation Committee reviews and recommends executive compensation and employee benefit plans. It met twice in 1998.


                           MANAGEMENT AND REMUNERATION

EXECUTIVE OFFICERS

     Set forth below are the names and ages of all executive officers of Venus Exploration. All positions and offices with the company and its subsidiaries held by each such person are also indicated. Officers generally are elected annually for one (1) year terms or until their successors are elected and qualified. All executive officers are United States citizens.


NAME                            AGE      POSITION
----------------------------    ---      --------------------------------------------------------------


Eugene L. Ames, Jr..........     66      Chairman of the Board of Directors and Chief Executive Officer
John Y. Ames................     44      President, Chief Operating Officer and Director
Eugene L. Ames, III.........     40      Vice President
Patrick A. Garcia...........     43      Treasurer and Chief Financial Officer


     The following is a brief description of the business background of Messrs. Eugene L. Ames, III and Garcia. For a narrative description of the business background of Messrs. Eugene L. Ames, Jr. and John Y. Ames, see "Proposal One - Election of Directors."

     EUGENE L. AMES, III became Vice President of Venus Exploration following the acquisition of New Venus in 1997. He had been a Vice President of New Venus and its predecessor entities for more than the past five (5) years. He is a graduate of Trinity University with B.S. degrees in Geology and Business Administration. He is the son of Eugene L. Ames, Jr., and the brother of John Y. Ames.

     PATRICK A. GARCIA became Chief Financial Officer and Treasurer of Venus Exploration following the acquisition of New Venus in 1997. He had held the position of Treasurer at New Venus and its predecessors since 1984. He is a graduate of Texas A&M University with a B.B.A. degree in Accounting.

EXECUTIVE COMPENSATION SUMMARY

     The following table sets forth the compensation paid by Venus Exploration for the past three fiscal years to its chief executive officer and its other executive officers whose salary and bonus exceeded $100,000. The financial and operating data presented in the Annual Report on Form 10-K for the year ended December 31, 1997, for the period prior to May 21, 1997, the date of the merger of New Venus and Xplor Corporation, are data in respect of New Venus (due to the reverse acquisition accounting applied in the merger). Accordingly, the only information presented for 1996 relates to Mr. Gayle who continued as an officer after the merger. At no time during this period did Venus Exploration pay any other executive officer annual compensation exceeding $100,000. No compensation information is given for any person for any year in which that person was not an officer of Venus Exploration.

                           SUMMARY COMPENSATION TABLE


                                                               ANNUAL COMPENSATION          SECURITIES       ALL OTHER
                                                 FISCAL     --------------------------      UNDERLYING      COMPENSATION
             NAME AND POSITION                    YEAR       SALARY($)     BONUS ($)        OPTIONS (#)       ($) (1)
-------------------------------------------      ------     ----------    ------------      -----------     ------------
Eugene L. Ames, Jr.,  Chairman &                   1998        190,000          - 0 -         40,000           3,354
    Chief Executive Officer (2) ........           1997        118,750          - 0 -          - 0 -           4,387

James E. Gayle,                                    1998         86,500          - 0 -         11,000          42,604(4)
    Executive Vice President (3) .......           1997         96,000          7,500          - 0 -           - 0 -
                                                   1996        112,910          - 0 -          - 0 -           - 0 -

John Y. Ames, President &                          1998        106,250          - 0 -         20,000           7,125
   Chief Operating Officer (5) .........           1997         59,458          - 0 -          - 0 -           4,302

Eugene L. Ames, III,                               1998         86,750          - 0 -         12,000           5,491
    Vice President (6) .................           1997         48,208          - 0 -          - 0 -           2,200

Patrick A. Garcia, Treasurer &                     1998         78,750          - 0 -         12,000           4,061
     Chief Financial Officer (7) .......           1997         46,625          - 0 -          - 0 -           2,298

------------------
(1) Except as otherwise specified, this amount consists of cash amounts contributed by Venus Exploration to match a portion of the executive's contributions under the 401(k) Plan and the costs of group term life insurance provided to employees and personal use of a company-owned vehicle.

(2) Eugene L. Ames, Jr., became Chief Executive Officer in May 1997, replacing Mr. Gayle, who was President and CEO before the acquisition of New Venus. After that transaction, Mr. Gayle was elected by the Board of Directors to serve as Executive Vice President.

(3) James E. Gayle served as chief executive officer of Xplor before the reverse merger into New Venus in May 1997. He then became Executive Vice President of the company. Mr. Gayle resigned from Venus Exploration effective November 15, 1998.

(4) The 1998 figure of $42,604 for all other compensation includes termination benefits.

(5)  John Y. Ames became President and Chief Operating Officer on May 21, 1997.

(6)  Eugene L. Ames, III became Vice President on May 21, 1997.

(7) Patrick A. Garcia became Treasurer and Chief Financial Officer on May 21, 1997.

OPTION GRANTS IN FISCAL 1998


                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF STOCK
                                                                                                   PRICE APPRECIATION FOR
                                       INDIVIDUAL GRANTS                                                OPTION TERM
-----------------------------------------------------------------------------------------------    ----------------------
                                 NUMBER OF          % OF TOTAL
                                 SECURITIES           OPTIONS
                                 UNDERLYING         GRANTED TO
                                  OPTIONS          EMPLOYEES IN       EXERCISE    EXPIRATION
           NAME                   GRANTED           FISCAL YEAR         PRICE        DATE               5%            10%
---------------------------      ----------        ------------       ---------    -----------      -----------  ------------
Eugene L. Ames, Jr..........       40,000             20.0%           $  3.7125     02/28/03         $  41,028     $  90,661
James E. Gayle..............       11,000              5.5%           $  3.3750     02/29/08         $  10,257     $  22,665
Eugene L. Ames, III.........       12,000              6.0%           $  3.7125     02/28/03         $  12,308     $  27,198
Patrick A. Garcia...........       12,000              6.0%           $  3.3750     02/29/08         $  25,470     $  64,547
John Y. Ames................       20,000             10.0%           $  3.7125     02/28/03         $  20,514     $   5,330

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows, for the company's chief executive officer and the other executive officers named in the Summary Compensation Table, the number of shares acquired upon the exercise of options during 1998, the amount realized upon such exercise, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998, and the values for "in-the-money" options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the common stock.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                                   NUMBER OF SECURITIES
                              SHARES                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN THE MONEY
                           ACQUIRED ON                          OPTIONS AT DECEMBER 31, 1998   OPTIONS AT DECEMBER 31, 1998 (1)
                           EXERCISE OF           VALUE          ----------------------------  ---------------------------------
          NAME              OPTIONS(#)      REALIZED($) (2)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
------------------------   ----------      ---------------      -----------    -------------    -----------      -------------
Eugene L. Ames, Jr. (3)..     - 0 -           $   - 0 -            90,584           40,000        $    - 0 -       $   - 0 -
James E. Gayle...........     - 0 -           $   - 0 -           211,000            - 0 -        $  6,250         $   - 0 -
John Y. Ames.............     - 0 -           $   - 0 -            21,901           20,000        $    - 0 -       $   - 0 -
Eugene L. Ames, III......     - 0 -           $   - 0 -            12,700           12,000        $    - 0 -       $   - 0 -
Patrick A. Garcia........     - 0 -           $   - 0 -             7,229           12,000        $    - 0 -       $   - 0 -

-----------------
(1) Aggregate market value based on December 31, 1998 stock price of $1.375 per share of the shares covered by the options. Only 100,000 of the 211,000 options issued to Mr. Gayle were in-the-money, and they had a value of $6,250.

(2) Represents the difference between the aggregate exercise price and the aggregate value, based upon the stock price on the date of exercise.

(3) Exercisable options include 56,548 options owned by Ellen R.Y. Ames, wife of Eugene L. Ames, Jr., and 19,746 options owned by Venus Oil Company, which is controlled by Eugene L. Ames, Jr., and his wife.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

     On July 1, 1999, Eugene L. Ames, Jr. entered into a two-year employment contract with Venus Exploration that established his annual salary at $190,000 per year and other compensation, including the use of an automobile. This agreement replaces the three-year agreement that expired on June 1, 1999. The prior agreement also provided for annual compensation of $190,000. Since May 1998, Eugene L. Ames, Jr., has declined the use of the automobile under his previous employment agreement and under the present one. The employment agreement also included agreements by Eugene L. Ames, Jr. with regard to confidentiality and noncompetition in order to protect Venus Exploration's proprietary information.

     Beginning on March 1, 1999, Mr. Ames, Jr. agreed to take a 21.5% salary reduction, and on May 1, 1999, the salary reduction was increased to 35%. In return for the salary reduction, Venus Exploration granted Mr. Ames, Jr., 52,074 options to buy shares of Venus Exploration's common stock. The exercise price is $1.23, which was 110% of the fair market value of a share of the common stock on the date of grant of the option. The options expire on February 28, 2004, and they vested in semi-monthly increments beginning March 1, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER INFORMATION

     The Compensation Committee of the Board of Directors currently consists of James W. Gorman, Jere W. McKenny, and John H. Pinkerton. No member of the Compensation Committee was, during fiscal 1998, an officer or employee of Venus Exploration or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of Venus Exploration or any of its subsidiaries. Also, during that year, no executive officer of the company served either as:

     o a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee, or

     o a member of the compensation committee of another entity, one of whose executive officers served on Venus Exploration's Board of Directors.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Currently, decisions on compensation of Venus Exploration's executive officers are made by the Compensation Committee of the Board of Directors. The following addresses Venus Exploration's executive officer compensation policies for 1998.

     GENERAL. Venus Exploration's compensation program is designed to enable Venus Exploration to attract, to motivate and to retain high quality senior management by providing a competitive total compensation opportunity based on performance. To this end, Venus Exploration provides for base salaries, bonuses based on subjective factors and stock-based incentives that strengthen the mutuality of interests between employees and Venus Exploration's stockholders.

     SALARIES. Eugene L. Ames, Jr.'s salary for 1998 was provided for in an employment agreement. The material terms of Eugene L. Ames, Jr.'s employment agreement are described above under the caption "Employment Agreement with Chief Executive Officer."

     Salaries of the executive officers were determined based upon the level of responsibility, time with Venus Exploration, contribution and performance of the particular executive officer. Evaluation of these factors was subjective, and no fixed or relative weights were assigned to the factors considered. Because of the economic conditions in the oil and natural gas industry and the impact upon Venus Exploration's performance, Venus Exploration reduced the salaries of its executive officers beginning in March of 1999. These salary reductions range from between 21.5% to 35%, and they have been partially offset by the grant of additional stock options to Venus Exploration's executive officers. Those options are similar to those granted to Mr. Ames, Jr., and discussed in the paragraph above that describes the employment agreement with the chief executive officer, except that the options granted to employees other than Messrs. Ames, Jr., John Y. Ames, and Eugene L. Ames, III, have a term of 10 years and an exercise price of $1.1191 per share, which was the market price on the date of grant. Since Mr. Ames, Jr., is the only executive officer with an employment agreement, the salary reductions were instituted at Venus Exploration's sole discretion, although it did consult with the individuals about its plan. Venus Exploration intends to reinstate the prior level of salary compensation when the company's performance allows.


     BONUS COMPENSATION. Through the use of annual bonuses, Venus Exploration seeks to effectively tie executive compensation to Venus Exploration's performance. The Compensation Committee determined during 1998 that no bonuses would be paid to its officers and employees based on various factors, including:
(a) the market price of the common stock at the 1997 year end; (b) the attainment of Venus Exploration's goals for 1997; and (c) the discretion of the Compensation Committee taking into account the financial performance of Venus Exploration.

     OPTIONS AND RESTRICTED STOCK GRANTS. Venus Exploration uses grants of stock options and restricted stock to its key employees and executive officers to closely align the interests of such employees and officers with the interests of its stockholders. The 1997 Incentive Plan is administered by the Compensation Committee, which determines the persons eligible, the number of shares subject to each grant, the exercise price of options thereof and the other terms and conditions of the option or restricted stock.

         THE COMPENSATION COMMITTEE
         --------------------------
         James W. Gorman
         Jere W. McKenny
         John H. Pinkerton

DIRECTOR COMPENSATION

     Directors of Venus Exploration are compensated under the 1997 Incentive Plan. Under the 1997 Incentive Plan, non-employee directors receive (a) $12,000 per year, and (b) $500 per board meeting attended, whether in person or by phone. Such payments are made in the form of grants of shares of common stock or, at the option of a director, a combination of Venus Exploration's common stock and cash. In the case of the second option, the cash compensation is limited to a maximum of 25% of the $12,000 per year.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     Set forth below is a line graph comparing, for the five (5)-year period ended December 31, 1998, the yearly percentage change in the cumulative total stockholder return on the common stock with that of (a) all U.S. companies quoted on the Nasdaq Market Index and (b) the SIC Code Index for crude petroleum and natural gas stocks. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                        AMONG VENUS EXPLORATION INC.,(1)
                               SIC CODE INDEX AND
                               NASDAQ MARKET INDEX


                                                                FISCAL YEARS ENDING DECEMBER 31,
                                           --------------------------------------------------------------------------------
COMPANY                                     1993           1994            1995         1996           1997           1998
-----------------------------------        -------        -------        -------       -------        -------       -------
Venus Exploration, Inc..............       100.000         122.22         144.44        188.89         311.11        122.22
Industry Index......................       100.000         104.91         112.92        143.74         134.83         86.35
Broad NASDAQ Market.................       100.000          96.80         135.44        166.20         203.60        282.27

* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS.

                                [GRAPH OMITTED]


(1) Stock prices shown for dates prior to May 21, 1997 are attributable to Xplor Corporation, and its financial history is not contained in Venus Exploration's Annual Report on Form 10-K for the year ended December 31, 1998. Therefore, comparisons of the stock price history with other historical financial data for the period before May 21, 1997 is misleading.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

COCKFIELD EXPLORATION COMPANY

     Venus Exploration currently operates approximately forty-five (45) wells, projects and prospects in which Cockfield Exploration Company owns an interest. Cockfield Exploration Company is owned by Mr. James W. Gorman, who has been a director of Venus Exploration or its predecessors since June 1996. All wells and prospects in which Mr. Gorman has participated since becoming a director are operated under project agreements or joint operating agreements entered into prior to Mr. Gorman becoming a director of the company. Cockfield Exploration Company pays annual joint costs between $10,000 and $100,000 depending upon the level of drilling activity during the year. Cockfield Exploration Company received $66,300 last year in proceeds from wells and projects operated by Venus Exploration.

WILL C. JONES, IV

     Will C. Jones, IV, is the son-in-law of Eugene L. Ames, Jr., and the brother-in-law of John Y. Ames and Eugene L. Ames, III. He is currently of counsel to Haynes and Boone, LLP. Mr. Jones and Haynes and Boone, LLP provide legal counsel to Venus Exploration.

RANGE RESOURCES CORPORATION

     Range Resources Corporation owns a 15% working interest in the Venus Westbury Farms #1 well, Constitution Field, Jefferson County, Texas. Mr. John H. Pinkerton is the president and chief executive officer of Range Resources, and he has been a director of Venus Exploration since May 1997. The Westbury Farms well was completed in early 1998 with sales commencing in late August 1998. Range Resources participated on the same basis, adjusted for size of working interest, as other non-operators. During 1998 Range Resources paid Venus Exploration $866,000 for its share of joint costs.

JAMES W. GORMAN AND MICHAEL E. LITTLE - 7.0% CONVERTIBLE SUBORDINATED NOTE ISSUANCE

     On April 14, 1999, Venus Exploration issued to James W. Gorman, a director of Venus Exploration, a 7.0% Convertible Subordinated Promissory Note (a "Subordinated Note") in the principal amount of $100,000. On May 24, 1999, Venus Exploration issued to Michael E. Little, who is now a director of the company, a similar note in the principal amount of $250,000. In addition to the Subordinated Notes issued to Messrs. Gorman and Little, Venus Exploration has issued Subordinated Notes to four other persons, none of whom are or were affiliated with Venus Exploration, aggregating $650,000.

     The Subordinated Notes. The Subordinated Notes bear interest at a rate of 7% per annum, or 10% in the event of default. If interest is paid in common stock, the number of shares to be issued will be determined by dividing the interest payment due by the market price of one share of Venus Exploration common stock on the last trading day preceding the interest payment date. Interest is payable quarterly beginning on June 30, 1999. Venus Exploration paid the June 30, 1999 interest payments to all six noteholders with a total of 7,984 shares of its common stock.

     The Subordinated Notes mature on March 31, 2004, at which time all of the unpaid principal is due and payable. The noteholders can convert the debt to common stock at any time, and the conversion is based on a price of $1.15 per share. The conversion price will be adjusted proportionately in cases where the number of the outstanding shares of common stock is changed on a pro rata basis; e.g., dividends of stock and stock splits.

     Another cause of an adjustment to the conversion price is if Venus Exploration issues common stock, or securities convertible into common stock, at a price lower than the $1.15 conversion price, as adjusted. If that happens, the conversion price will be reduced to the price as which those other securities are being sold.

     If Venus Exploration issues convertible subordinated notes or other similar securities with better terms, the holders of the six Subordinated Notes also have the right to get replacement notes that have those better terms, at least with regard to a higher stated interest rate, a higher premium upon early redemption by Venus Exploration, a lower per-share conversion price, or a longer period before Venus Exploration can cause a mandatory redemption.

     Venus Exploration has a conditional option of converting the outstanding balance of each Subordinated Note to shares of its common stock. That option does not mature until thirty-six months after the original issuance of the note, and the condition to Venus Exploration's option to convert is that the closing market price for the shares of Venus Exploration common stock must have exceeded $3.60 per share for at least 25 out of the preceding 30 trading days. The conversion is based on the same $1.15 price per share.

     The Subordinated Notes allow Venus Exploration to redeem them for cash and the payment of a redemption premium. That right begins on the second anniversary of the original issuance. The redemption premium begins at 18% and decreases 1% per month after that, and there is a credit against the premium for all accrued interest on the Subordinated Notes to the date of the redemption. Venus Exploration also has a preferential right to buy the Subordinated Notes if the holders decide to sell them.

     If an event of default occurs, the noteholders may demand immediate repayment of the principal amount and any accrued but unpaid interest. They will also have all other rights generally allowed by contract and applicable law. Events of default include:

     o the continuation of a failure to pay the noteholders for more than three days after any amount becomes due,
     o    failure to perform material obligations under the Subordinated Notes,
     o    a default under other indebtedness or securities,
     o a materially false or misleading representation in the Subordinated Notes or any filings with the SEC as of the date of the Subordinated Notes,
     o    bankruptcy, or
     o an uninsured judgment of more than $25,000 that is not promptly discharged.

     The registration rights agreements. Concurrently with the execution of the Subordinated Notes, Venus Exploration entered into a registration rights agreement with each noteholder that gives the noteholders the option to register for resale under the Securities Act of 1933 the shares of Venus Exploration common stock that they will receive upon conversion of the Subordinated Notes. The registration would only be on a registration statement otherwise being filed by Venus Exploration for sales on its own behalf. Venus Exploration also agreed not to grant any new registration rights to third parties if those rights would adversely impact the rights of the holders of the Subordinated Notes described above.

MICHAEL E. LITTLE

     Beginning April 1, 1999, Michael E. Little was engaged by Venus Exploration as a consultant. He provides advice and assistance in financial and organizational matters. The company pays him $3500 per month and reimburses him for his expenses incurred on behalf of the company. The relationship may be terminated by either party upon thirty (30) days notice.


           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's officers and directors, and persons who own more than 10% of a registered class of the company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes of Beneficial Ownership of Securities on Form 4 generally are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. Venus Exploration believes that all reports of securities ownership and changes in such ownership required to be filed during 1998 were timely filed.


                                  PROPOSAL TWO

                  APPROVAL OF AMENDMENT TO 1997 INCENTIVE PLAN

INTRODUCTION AND SUMMARY


     Venus Exploration is asking for your approval of an amendment to the Venus Exploration 1997 Incentive Plan. The 1997 Incentive Plan provides that Venus Exploration may only issue awards in an amount not to exceed 10% of Venus Exploration's then-outstanding common stock, but there is an absolute limit of 1,500,000 shares of common stock authorized to be issued under the 1997 Incentive Plan. The 1997 Incentive Plan also has a limitation of 1,000,000 incentive stock options, regardless of the number of shares that have are outstanding at the time. The amendment would remove the 10% limit and the limit on the number of incentive stock options. The absolute cap of 1,500,000 shares of common stock issuable under the 1997 Incentive Plan would remain.



The 1997 Incentive Plan was approved by the stockholders at the 1997 annual meeting for the following purposes:


     o To attract and to retain the services of employees, directors, consultants and other qualified contractors;
     o To provide employees, directors and consultants a proprietary interest in Venus Exploration;
     o    To increase interest in Venus Exploration's welfare;
     o    To furnish an incentive for continued service; and
     o To provide a means to recruit persons to enter employment with Venus Exploration.

     The components of the 1997 Incentive Plan are incentive stock options, non-qualified stock options, stock appreciation rights, stock awards and cash awards. The exercise price of the incentive stock options must be at least the fair market value of the common stock on the day the option is granted. Upon exercising an option, an optionee must pay Venus Exploration the exercise price in cash or other consideration as determined by the compensation committee. Any employee or non-employee consultant, contractor or director of Venus

Exploration or its subsidiaries or partnerships is eligible to receive an award under the 1997 Incentive Plan. Venus Exploration's compensation committee, which consists of at least two outside directors, administers the 1997 Incentive Plan. The compensation committee has the discretion to determine vesting periods, expiration dates and the other terms of each option granted. The compensation committee and the Board of Directors can adjust, cancel and amend awards granted under the 1997 Incentive Plan, subject to certain conditions.

     Each of Venus Exploration's directors (including nominees for director) and executive officers may be deemed to have an interest in the outcome of this proposal. As described elsewhere in these proxy materials, the executive officers are foregoing a portion of their cash compensation as a cost-cutting measure. In lieu thereof, those persons are receiving stock options granted under the 1997 Incentive Plan. These option grants are in addition to options that may be granted to such officers from time to time in the sole discretion of the compensation committee of the Board of Directors or the Board of Directors itself. In addition, non-employee directors receive shares of common stock issued pursuant to the 1997 Incentive Plan as part of the directors' compensation plan.

     If this proposal is not approved, Venus Exploration might reach the cap that would be abolished by this proposal, and registered shares would not be available to issue to executive officers, other employees, consultants or directors under the 1997 Incentive Plan. To the extent the 1997 Incentive Plan is not available as a compensation plan, Venus Exploration would likely be compelled to implement alternative plans (including, possibly, a new incentive plan mirroring the 1997 Incentive Plan). This would likely entail additional out-of-pocket expenses to Venus Exploration to set up and to implement such a plan.

REASONS FOR AMENDMENT

     Since the adoption of the 1997 Incentive Plan, Venus Exploration has expanded its Board of Directors to add an additional non-employee director. Of more importance is that during 1999 Venus Exploration has implemented a salary reduction program to conserve its cash resources, and it has been replacing the reduction in cash salary with incentive stock options. Through August 1, 1999, options to purchase 248,263 shares of common stock had been granted due to the salary reduction program. At that date, 417,332 shares of common stock and options to purchase shares of common stock had been granted pursuant to other compensation plans adopted under the 1997 Incentive Plan.


     Currently, the 1997 Incentive Plan provides that Venus Exploration may only issue awards in an amount not to exceed 10% of Venus Exploration's then-outstanding common stock, and in no event can more than 1,500,000 shares of common stock be issued under the 1997 Incentive Plan. From those limits, the options granted under previous plans must also be subtracted. At the record date, there were [11,029,383] shares of common stock outstanding; accordingly, only [1,102,938] shares of common stock may be issued under the 1997 Incentive Plan and the prior plans. Those prior-plan options and shares total 279,585. Therefore, only an additional 157,758 shares and options could be issued on the record date under the 1997 Incentive Plan.



     Also, the 1997 Incentive Plan has the limitation of 1,000,000 incentive stock options, regardless of the number of shares that have been issued.



     Both the "10% of outstanding" limitation and the "1 million Incentive Stock Options" limitation will limit both the purpose of the 1997 Incentive Plan itself and Venus Exploration's salary reduction plan. For example, the "10% of outstanding" limitation prevents the continuation of the salary reduction program through the end of the 1999 calendar year, and the "1 million Incentive Stock Options" limitation would leave only about 350,000 incentive stock options for all other purposes if the salary reduction program is continued through the end of 1999.


THE AMENDMENT


     Venus Exploration requests stockholder approval of an amendment to the 1997 Incentive Plan that would remove both the 10% limit described above and the cap of 1,000,000 shares for incentive stock options. This amendment would permit Venus Exploration to grant options to purchase shares of common stock up to the full 1,500,000 shares authorized under the plan. The Board of Directors has approved the amendment.

     Any Stockholder may obtain a copy of the 1997 Incentive Plan by writing to Venus Exploration, Inc., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, Attention: Corporate Secretary. Requests may also be made by fax to (210) 930-4901.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO VENUS EXPLORATION'S 1997 INCENTIVE PLAN.


                                 PROPOSAL THREE

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of Venus Exploration has appointed the firm of KPMG LLP to serve as independent auditors of the company for the fiscal year ending December 31, 1999. You are being asked to ratify this appointment. KPMG has served as independent auditor for Venus Exploration since May 21, 1997. KPMG replaced Arthur Andersen, LLP, which had been the company's independent auditors. Arthur Andersen's reports on the financial statements for 1996 did not contain an adverse opinion or a disclaimer of opinion, nor were their reports qualified or modified as to uncertainty, audit scope or accounting principles. One or more representatives of KPMG are expected to be present at the annual meeting. Such representatives will be given an opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF VENUS EXPLORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.


                                  PROPOSAL FOUR

                        APPROVAL OF ISSUANCE OF SHARES OF
                      COMMON STOCK UPON CONVERSION OF NOTES

THE APACHE ACQUISITION


     On June 30, 1999, EXUS Energy, LLC, a Delaware limited liability company ("EXUS"), owned 50% by Venus Exploration and 50% by EXCO Resources, Inc. ("EXCO"), completed the acquisition from Apache Corporation of oil and natural gas properties located in Jackson Parish, Louisiana (the "Jackson Parish Properties"). EXCO is a publicly-held oil and gas company based in Dallas, Texas. EXCO financed Venus Exploration's contribution to EXUS. As a part of that financing arrangement, Venus Exploration granted EXCO the right to convert some or all of the outstanding principal balance of Venus Exploration's indebtedness to EXCO, and of the accrued interest, into shares of Venus Exploration common stock for $1.50 per share. Venus Exploration may also pay accrued interest with its common stock based on current market value at the time of the payment. It is these possible issuances of those shares of common stock that are submitted for stockholder approval.


     The Jackson Parish Properties include 17 gross (14.25 net) producing wells. EXCO is now the named operator of the Jackson Parish Properties; it assumed operations of all 17 wells upon completion of the transaction. The Jackson Parish Properties include 6,411 gross (5,672 net) developed acres and 1,532 gross (1,148 net) undeveloped acres. As of December 31, 1998, the Jackson Parish Properties were estimated to contain 2,500 barrels of oil ("Bbls") and 64 billion cubic feet ("Bcf") of gas. The purchase price, before closing adjustments, was $28.5 million, and after adjustments (the adjustments principally reflect production since March 1, 1999, the effective date of the acquisition), was $27.6 million cash. The purchase price was funded with $14 million drawn under a new credit facility established by EXUS and $14 million of EXUS equity capital. The purchase price was determined based upon arms-length negotiations between Apache Corporation and Venus Exploration taking into account reserve estimates and other items customarily considered in acquisitions of this type.

     Purchase and Sale Agreement. The Jackson Parish Properties were acquired pursuant to the terms of a Purchase and Sale Agreement (the "Purchase Agreement"), dated as of May 13, 1999, entered into between Apache Corporation and Venus Exploration. At closing of the acquisition, EXUS was assigned Venus Exploration's rights and obligations under the Purchase Agreement. The Purchase Agreement includes representations, warranties, covenants and closing conditions customary for transactions of this type.

FORMATION OF EXUS

     Limited Liability Company Agreement. Venus Exploration and EXCO have entered into a Limited Liability Company Agreement (the "LLC Agreement"). Venus Exploration and EXCO each own a 50% equity interest in EXUS and thereby are entitled to a 50% share of the profits and losses of EXUS, subject to special allocations in certain events. EXUS's principal business purpose is initially the management and development of the Jackson Parish Properties. Venus Exploration and EXCO have established an area of mutual interest in respect of the Jackson Parish Properties that governs any additional acquisitions of properties by either partner within the area. In addition, the partners may also undertake other acquisitions of oil and gas properties through EXUS.

     EXUS is managed by a management committee comprised of two persons designated by EXCO (initially, EXCO's representatives are Douglas H. Miller, its Chairman and Chief Executive Officer, and T.W. Eubank, its President) and two persons designated by Venus Exploration (initially, Venus Exploration's representatives are Eugene L. Ames, Jr., its Chairman and Chief Executive Officer, and John Y. Ames, its President and Chief Operating Officer). EXUS's officers are: Eugene L. Ames, Jr., Chairman of the Management Committee; T.W. Eubank, President, J. Douglas Ramsey, Vice President and Treasurer; and Richard
E. Miller, Secretary.

     Most actions of the members require majority consent. Certain actions require consent of members holding 66 2/3% of the membership interests including: merger, sale of all of EXUS' assets, liquidation, conversion of the legal form of the entity to another form, or amendment of the LLC Agreement to change any minority membership interest protection.

     Venus Exploration and EXCO initially capitalized EXUS with $14 million of equity capital, all of which was applied to fund the purchase of the Jackson Parish Properties. EXUS also arranged a credit facility

(discussed in greater detail below) through NationsBank, N.A., to fund a portion of the Jackson Parish Properties acquisition, to fund additional development drilling of the properties, and to fund additional acquisitions.

     The members of EXUS have identified to date certain additional development drilling opportunities in the Jackson Parish Properties and have initially budgeted $5.1 million (subject to lender approval) to fund those activities. The LLC Agreement permits the Management Committee to call for additional capital contributions from the members to fund the capital needs of EXUS. Furthermore, either member may propose a Subsequent Operation (as that term is defined in the joint operating agreement between EXUS and EXCO governing operation of the Jackson Parish Properties) on the Jackson Parish Properties. A "Subsequent Operation" would encompass significant drilling activities, such as a new well, recompletion of an existing well or a workover project. In the event Venus Exploration and EXCO are unable to agree to fund the project through EXUS, the proposing member may elect to proceed with the Subsequent Operation in EXUS's name, but the Subsequent Operation will be funded solely by the proposing member. In that event, all expenses, losses, gain or income from the project will be specially allocated solely to the proposing member until the proposing member has recouped a sum equal to 300% of the additional capital contribution that would have been funded by the non-proposing member had it participated in the project. Thereafter, all losses, expenses, gain or income shall be allocated to the members pro rata according to their equity interest in EXUS.

     The LLC Agreement includes other customary terms, including terms governing transfers of membership interests, voting, meetings and tax matters.

     In conjunction with the LLC Agreement, Venus Exploration and EXCO have entered into an Agreement Among Members governing transfer of the membership interests (including a right of first refusal) and buy/sell rights in the event of a deadlock between Venus Exploration and EXCO on a matter that requires a super-majority vote of the members under the LLC Agreement.

     EXCO Note. Of the initial $14 million of EXUS equity capital, $7 million was provided by EXCO from its cash on hand, and $7 million was provided by Venus Exploration from borrowed funds. On June 30, 1999, Venus Exploration borrowed $7 million from EXCO under the terms of an $8 million Convertible Promissory Note. The EXCO Note provides for borrowings up to $8 million, subject to restrictions on the use of proceeds. As stated above, Venus Exploration drew $7 million under the EXCO Note to fund Venus Exploration's capital contribution to EXUS. The EXCO Note provides for additional draws beginning after January 1, 2000, not to exceed $1 million solely to fund additional capital contributions to EXUS and/or to fund the expenses of one equity issuance. Venus Exploration is not permitted to draw any of the $1 million until it has obtained the stockholder approval of this Proposal Four. All borrowings under the EXCO Note are secured by a first priority lien providing a security interest in the membership interest of Venus Exploration in EXUS and in the distribution and income rights of Venus Exploration in EXUS. The EXCO Note provides that advances will bear interest, which can be paid in cash or, at Venus Exploration's election, Venus Exploration common stock, at a rate of 10% from June 30, 1999 through June 30, 2000, with interest increasing 1% per year through June 30, 2004. Advances will bear interest at a rate of 15% thereafter in the event of default. If interest is paid in common stock, the number of shares to be issued shall be determined by dividing the interest payment due by the average market price of one share of common stock for the twenty trading days immediately preceding the interest payment date. Interest is payable semi-annually commencing on January 1, 2000. The EXCO Note matures on July 1, 2004, at which time all of the unpaid principal is due and payable.

     Beginning on July 1, 2000 and continuing until the payment in full of the EXCO Note, EXCO, at its option, may convert all or any portion of the outstanding principal balance and accrued interest into shares of

Venus Exploration common stock for $1.50 per share, subject to adjustment in certain events. On or before December 15, 1999, Venus Exploration is required to obtain approval of its stockholders (as required by the rules of the Nasdaq SmallCap Market) of the issuance of the Venus Exploration common stock that may be issued upon the conversion of principal or accrued interest under the terms of the EXCO Note. It is the purpose of this Proposal Four to obtain that approval.

     Messrs. Gene Ames, Jr., John Ames, Davis, Gorman and Pinkerton each executed letters addressed to EXCO agreeing to vote their shares of common stock in favor of this matter. In the event Venus Exploration is unable to obtain such stockholder approval, Venus Exploration would be required to prepay $3 million of the EXCO Note plus accrued interest thereon. Venus Exploration is currently authorized to issue shares of its common stock upon conversion of up to $4 million of the principal of the EXCO Note without such stockholder approval; accordingly the $3 million mandatory prepayment equates to the principal amount EXCO would not be able to convert to Venus Exploration common stock if stockholder approval was not obtained. Alternatively, Venus Exploration may elect to transfer membership interests in EXUS held by Venus Exploration equal to 21.43% of the aggregate outstanding interests of EXUS (this approximates 3/7 of Venus Exploration's equity interest in EXUS) in exchange for a cancellation of $3 million of principal owed under the EXCO Note.

     The EXCO Note also requires a mandatory prepayment of principal equal to 50% of the net proceeds of each equity issuance by Venus Exploration on or after June 30, 1999 (excluding the first $5 million of aggregate net proceeds of all equity issuances after June 30, 1999). Venus Exploration may also voluntarily prepay any or all of the EXCO Note (subject to a prepayment penalty of 3.57% of the principal prepaid for any prepayment occurring on or prior to July 1, 2000).

     The EXCO Note contains other customary terms including certain representations, affirmative covenants (such as conduct of Venus Exploration's business, reports to EXCO, compliance with laws), negative covenants (including no purchase or redemption of Venus Exploration's common stock and no sale, transfer, mortgage or pledge of the collateral securing the EXCO Note), and events of default (including failure to pay principal or interest as required, violation of covenants in the EXCO Note, bankruptcy, change of control of Venus Exploration, or default under Venus Exploration's secured credit facility). An event of default would occur if Venus Exploration is unable to obtain stockholder approval.

     The shares of common stock that may be issued under the terms of the EXCO Note are subject to a Registration Rights Agreement dated June 30, 1999. The Registration Rights Agreement requires Venus Exploration to register with the Securities and Exchange Commission 10,133,333 shares of Venus Exploration common stock that may be issuable to EXCO under the EXCO Note for resale by EXCO from time to time. The 10,133,333 shares represents (a) 5,333,333 shares that would be issued if EXCO were to convert $8 million of principal under the EXCO Note at $1.50 per share, and (b) 4,800,000 shares assuming Venus Exploration were to elect to pay all interest accruing on $8 million principal of the EXCO Note at an assumed market price of $1.00 per share. The Registration Rights Agreement provides that a registration statement must be filed with the Securities and Exchange Commission by September 28, 1999, and become effective on or prior to the 120th day following the first issuance of any shares under the EXCO Note, which 120 day period may be extended to 210 days if Venus Exploration has timely complied with its covenants under the Registration Rights Agreement, but the registration statement is still under review by the Securities and Exchange Commission. The Registration Rights Agreement contains other customary terms and provisions, including indemnification for certain liabilities under applicable securities laws. A breach of the agreement would constitute an event of default under the EXCO Note.

     EXUS Credit Facility. On June 30, 1999, EXUS entered into a credit facility with NationsBank, N.A., as administrative agent and lender. The credit facility provides for borrowings up to $50 million, subject to borrowing base limitations. The bank has sole discretion to determine the borrowing base based on its semi-annual valuation of EXUS's reserves.

     The credit facility consists of a regular revolver, which on July 15, 1999, had a borrowing base of $19.5 million. At July 15, 1999, EXUS had approximately $5.5 million available for borrowing under the credit facility. A portion of the borrowing base is available for the issuance of letters of credit. All borrowings under the credit facility are secured by a first lien mortgage providing a security interest in substantially all assets owned by EXUS, including all mineral interests.

     The credit facility provides that if the aggregate outstanding indebtedness of EXUS is less than 75% of the borrowing base, then advances will bear interest at 1.5% over LIBOR. If the borrowing base usage equals or exceeds 75%, then advances will bear interest at 1.75% over LIBOR.


     Under the terms of the credit facility, EXUS must not permit the ratio of its consolidated current assets to its consolidated current liabilities to be less than 1.0 to 1.0 at any time. Furthermore, EXUS must not incur or pay general and administrative expenses in an aggregate amount exceeding $100,000 during the period from June 30, 1999 through December 31, 1999, or $200,000 during any fiscal year thereafter. On September 30, 1999, EXUS was in compliance with both the current ratio covenant and the general and administrative expense covenant.


     Commencing on September 25, 1999 and continuing each month thereafter until maturity, EXUS must make mandatory payments on the credit facility in an amount equal to 50% of EXUS's Net Revenues (as defined in the credit facility) for the immediately preceding calendar month. Each such payment shall be applied first to accrued but unpaid interest and then to principal. However, if a borrowing base deficiency were to exist after giving effect to a redetermination, then EXUS would have to do one of the following:

     o eliminate the borrowing base deficiency by making a single mandatory prepayment of principal on the revolving loan in an amount equal to the entire amount of the borrowing base deficiency on the first monthly date following the date on which the borrowing base deficiency is determined to exist;

     o eliminate the deficiency by making six consecutive mandatory prepayments of principal on the revolving loan, each of which shall be in the amount of one sixth (1/6th) of the amount of the borrowing base deficiency commencing on the first monthly date following the date on which the borrowing base deficiency is determined to exist and continuing on each monthly date thereafter; or

     o eliminate the borrowing base deficiency by submitting additional mineral interests to the banks on the first monthly date following the date on which the borrowing base deficiency is determined to exist for evaluation as borrowing base properties that the banks, in their sole discretion, determine have a value sufficient to increase the borrowing base by at least the amount of the borrowing base deficiency.

     The credit facility matures on June 30, 2002. The next borrowing base redetermination is scheduled for January 1, 2000, and on or about each April 30 and October 31 thereafter. EXUS may seek additional borrowing capacity at that time for its development drilling program. However, neither Venus Exploration nor

EXUS can assure you that the current development program of EXUS will result in increased collateral values or that these values will enable Venus Exploration to borrow the funds EXUS needs to continue the program.

     The credit facility contains a number of covenants affecting the liquidity and capital resources of EXUS, including restrictions on the ability to incur indebtedness at any time in an amount exceeding $25,000 or to pledge assets outside of the credit facility, the maintenance of a current ratio, limitations on general and administrative expenses, and restrictions on the payment of dividends on the equity capital units of EXUS.

FINANCIAL DATA

     Attached as Appendix A to this proxy statement are certain pro forma and historical financial statements in respect of the Jackson Parish Properties. See "Incorporation By Reference of Certain Financial Data" for a description of other financial data and information incorporated by reference into this proxy statement.

THE PROPOSAL

     Assuming that:

     o Venus Exploration were to draw the full remaining $1 million available under the EXCO Note (for total indebtedness of $8 million),

     o Venus Exploration were to elect to pay all interest due and payable under the EXCO Note in shares of common stock, at an assumed price per share of $1.00,

     o EXCO were to convert to common stock the full principal amount outstanding under the EXCO Note at maturity, and

     o There were no adjustments to the conversion formula in respect of conversion of the EXCO Note,

then Venus Exploration would issue 10,133,333 shares of its common stock which would represent [47.9%]% of the common stock outstanding on the record date (including the assumed issuance of the shares to EXCO).

     The issuance of the common stock pursuant to the EXCO Note is being submitted for ratification by the stockholders at the 1999 annual meeting because the rules of the Nasdaq SmallCap Market, upon which market Venus Exploration's outstanding common stock is qualified for trading, require stockholder approval or ratification of the issuance, other than in a public offering, of common stock or securities convertible into common stock at a price less than the greater of book or market value if such common stock has or would have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance. Because the total number of shares issuable under the EXCO Note is not fixed and may exceed 20% of the voting power outstanding and may be issued at a price less than the greater of book or market value at the time that they are issued, Venus Exploration is seeking stockholder ratification of the issuance of common stock under the EXCO Note.

     In the event that stockholders did not ratify this proposal, Venus Exploration would be forced to either (a) repay immediately $3 million of the principal outstanding under the EXCO Note, or (b) transfer to EXCO approximately 42.9% of Venus Exploration's membership interest in EXUS in exchange for cancellation of $3 million of the indebtedness outstanding under the EXCO Note. In addition, Venus Exploration would not be able to draw the additional $1 million available to be borrowed by it under the EXCO Note. Management believes this outcome would be damaging to Venus Exploration's recovery since management believes that the acquisition of the Jackson Parish Properties provides not only an additional source of cash flow for Venus Exploration but also upside drilling opportunities. In addition, the $1 million draw arrangement under the EXCO Note was made available to fund drilling activity by EXUS to be funded by Venus Exploration or a public or private placement of equity securities by Venus Exploration. This is an asset that we will forfeit if stockholder approval of this proposal is not obtained.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CONVERTIBILITY

     If the stockholders approve this proposal, up to 4,347,200 additional shares of common stock would be issuable by Venus Exploration that would otherwise be issuable for other purposes if stockholder approval were not obtained. If the additional shares of common stock are issued to EXCO, EXCO could beneficially own in the aggregate [47.9%]% of the common stock of Venus Exploration as of July 1, 2004. Therefore, the issuance of these shares of common stock to EXCO, concentrating ownership of Venus Exploration in the hands of one entity, could have the effect of delaying, discouraging or making more difficult changes in control of Venus Exploration, including tender offers or takeover attempts that some stockholders might consider to be in their best interests. In addition, EXCO would be able to control the election of all directors to Venus Exploration's Board of Directors as well as the outcome of any other proposal put before stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CONTINGENT ISSUANCE OF UP TO 10,133,333 SHARES OF VENUS EXPLORATION'S COMMON STOCK UPON THE CONVERSION OF THE EXCO NOTE.


                                  PROPOSAL FIVE

             PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Certificate of Incorporation of Venus Exploration currently authorizes the issuance of up to 30,000,000 shares of common stock with a par value of $0.01 per share. As of _____________, 1999, _______________ shares were outstanding. Another _______________ shares of common stock are reserved for issuance upon the exercise of outstanding warrants and options. The amendment to the 1997 Incentive Plan that is being submitted for approval under Item Two above would permit Venus Exploration to grant about 400,000 more shares, or options to acquire shares, in addition to those that it already may grant under the 1997 Incentive Plan. Subject to stockholder ratification as provided in Proposal Four, Venus Exploration could issue up to 10,133,333 shares of common stock to EXCO under the EXCO Note. Venus Exploration has also reserved __________ shares for issuance under the Subordinated Notes. The shares outstanding plus shares reserved for issuance under outstanding options, warrants, the 1997 Incentive Plan, the EXCO Note and the Subordinated Notes total _____ shares. There are no shares of preferred stock outstanding. The Board of Directors deems it advisable to amend the Certificate of Incorporation to increase the number of authorized shares of common stock to 50,000,000 shares.

     The additional shares of common stock would become part of the existing class of common stock, and the additional shares, when issued, would have the same rights and privileges as the shares of common stock now issued. There are no preemptive rights relating to the common stock.

     If the proposed amendment is approved, the additional authorized shares would be available for issuance by the Board of Directors for any proper corporate purpose at any time without further stockholder approval except as otherwise required by applicable law or securities exchange listing rules. The Board of Directors believes that it is desirable to give the company this flexibility in considering such matters as acquisitions, raising additional capital, stock dividends or other corporate purposes, although the company has no present plans, agreements or understandings regarding the issuance of the proposed additional shares other than for the uses described above. To the extent that any future issue of shares is made on other than a pro rata basis to current stockholders, the present ownership of current stockholders may be diluted.

     Although the company has no present commitment, arrangement or plan in that regard, the authorized but unissued shares of such stock could be used to make a takeover or change in control in the company more difficult.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF VENUS EXPLORATION RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 50,000,000 SHARES.

                                  PROPOSAL SIX

             PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION
          TO MODIFY A TERM OF THE AUTHORIZED SHARES OF PREFERRED STOCK

     Venus Exploration is authorized to issue up to 5,000,000 shares of preferred stock. The preferred stock is so-called "blank check" preferred since the Board of Directors may fix or change the terms, including:

     o    the division of such shares into series;

     o    the dividend or distribution rate;

     o the dates of payment of dividends or distributions and the dates from which they are cumulative;

     o    liquidation price;

     o    redemption rights and price;

     o    sinking fund requirements;

     o    conversion rights; and

     o restrictions on the issuance of additional shares of any class or series.

This right to fix or to change the terms, limitations and restrictions of the preferred stock is in the Board's sole discretion, with no further authorization by the stockholders except as may be required by applicable laws or securities exchange listing rules.

     The amendment would add to that list by allowing the Board of Directors to also determine the number of votes given to each share of preferred stock. Currently, the Certificate of Incorporation can be interpreted to allow only one vote per share of preferred stock, regardless of the amount paid for it and without regard to any of the other rights allowed to the holder of that share of preferred stock. If preferred stock is to be used effectively and efficiently, it would be helpful to allow the Board of Directors to determine the number of votes allowed for each share of preferred stock.

     Therefore, if the stockholders approve this amendment, the Board of Directors will be entitled to determine the number of votes each share of preferred stock is allotted, in addition to determining the other terms, limitations and restrictions of each share of preferred stock in the various series that may be created.

     It is not possible to state the effect of the preferred stock upon the rights of holders of common stock until the Board determines the terms relating to one or more series of preferred stock. However, such effects might include:

     o the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock,

     o restrictions on dividends on common stock if dividends on preferred stock are in arrears,

     o dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares issued and the purpose, terms and conditions of the issuance, and

     o the holders of common stock not being entitled to share in the company's assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock.


     Although Venus Exploration has no present commitment for the issuance of shares of preferred stock, the authorized but unissued shares of such stock could be used to make a takeover or change in control in Venus Exploration more difficult. For example, rights granted upon issuance of shares of the preferred stock in particular could be used to create voting impediments, to give the holders a disproportionate vote in matters that may involve a takeover or change in control, or to otherwise discourage third parties seeking to effect a takeover or otherwise gain control of Venus Exploration.


     If both of the amendments to the Certificate of Incorporation are adopted, the Article Four of the Certificate of Incorporation will read as shown on Appendix B.


     THE BOARD OF DIRECTORS OF VENUS EXPLORATION RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ENLARGE THE AUTHORITY OF THE BOARD OF DIRECTORS TO FIX THE VOTING RIGHTS, AND THE EXTENT THEREOF, OF EACH SHARE OF PREFERRED STOCK THAT MAY BE ISSUED BY THE COMPANY.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders, in accordance with Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, must be received by Venus Exploration at its principal executive offices on or before January 15, 2000, to be eligible for inclusion in its proxy statement and proxy relating to that meeting. At the 2000 annual meeting, management proxies will have discretionary authority to vote on stockholder proposals that are not submitted for inclusion in the proxy statement unless received by Venus Exploration before January 15, 2000.

              INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL DATA

     Incorporated by reference into this proxy statement are the financial data and other information described below. These data and other information are incorporated from Venus Exploration's Annual Report on Form 10-K for the year ended December 31,1998, as amended. Those financial data and other information form a part of the Annual Report to Stockholders delivered to you with this proxy statement. Since it is incorporated into this proxy statement, it should also be considered to be a part of the proxy statement.

     The following data and information are incorporated:

     o    Item 8. Financial Statements and Supplementary Data

     o    Item 7. Management's Discussion and Analysis of Financial Condition
                  and Results of Operations

     o    Item 9. Changes In, and Disagreements With, Accountants on Accounting
                  and Financial Disclosure.

     o    Item 7A. Quantitative and Qualitative Disclosures About Market Risk.


                                 OTHER BUSINESS

     Management does not presently know of any matters that may be presented for action at the 1999 annual meeting other than those set forth herein. However, if any other matters properly come before the 1999 annual meeting, it is the intention of the persons named in the proxies solicited by management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgment.

     Please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no additional postage if mailed in the United States.

     The Annual Report to Stockholders, which includes Venus Exploration's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is enclosed. The Annual Report does not form any part of the material for the solicitation of proxies.

                                         By Order of the Board of Directors,



                                         EUGENE L. AMES, JR.
                                         Chairman and Chief Executive Officer

            , 1999
-----------

                                   APPENDIX A




     Attached are the audited and unaudited financial statements for the Jackson Parish Properties and the pro forma financial statements showing the pro forma effect of this acquisition for the periods presented.



     [To be attached from the amended Current Report on Form 8-K/A dated June 30, 1999]



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                                   APPENDIX B


                                  ARTICLE FOUR

     The Corporation shall have authority to be exercised by the Board of Directors to issue (i) 50,000,000 shares of common voting stock of the par value of $0.01 per share (the "Common Stock") having an aggregate par value of Five Hundred Thousand Dollars ($500,000), and (b) 5,000,000 shares of preferred stock of the par value of $0.01 per share (the "Preferred Stock") having an aggregate par value of Fifty Thousand Dollars ($50,000). Shares of Preferred Stock shall be designated as the Board of Directors may determine and may be issued in series by the Board of Directors as hereinafter provided in paragraph (c) below.

     The relative rights and preferences of the shares of capital stock of the Corporation shall be as follows:

         (a)      (1)      At every meeting of the stockholders of the
                           Corporation, each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock held by that holder, and

                  (2) At every meeting of the stockholders of the Corporation, each holder of Preferred Stock with voting rights shall be entitled to such number of votes for each share of the Preferred Stock held by that holder as is allowed for that share and to the extent of such rights as specified pursuant to paragraph (c)(vii) below.

         (b) Subject to the rights, if any, of the holders of the Preferred Stock, or any series thereof, the holders of the Common Stock are entitled to the entire voting power, all dividends declared and paid by the Corporation and all assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation.

         (c) The Preferred Stock may be divided into and issued from time to time in one or more series. All shares of the Preferred Stock shall be of equal rank and shall be identical, except with respect to the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority that is hereby expressly vested in the Board of Directors; provided, however, that each share of a given series of the Preferred Stock shall be identical in all respects with the other shares of such series. Before any shares of the Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, in the manner provided by law, the following particulars with respect to the shares of such series:

                  (i) the distinctive designation of such series and the number of shares of Preferred Stock that shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then issued) from time to time by the Board of Directors by resolution;

                  (ii) the dividend or rate of dividend payable with respect to shares of Preferred Stock of such series, the time of payment of any dividend, whether dividends shall be cumulative and, if so, the conditions under which and the date from which dividends shall be accumulated;



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




                  (iii) the redemption provisions applicable to the shares of Preferred Stock of such series, if any, and if applicable, the time or times when, the price or prices at which, and the other terms and conditions under which the shares of Preferred Stock of such series shall be redeemable;

                  (iv) the amount payable on shares of Preferred Stock of such series in the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, which shall not be deemed to include the merger or consolidation of the Corporation or a sale, lease or conveyance of all or part of the assets of the Corporation;

                  (v) the purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares of Preferred Stock of such series;

                  (vi) the rights, if any, of the holders of shares of Preferred Stock of such series to convert such shares into or exchange such shares for shares of the Common Stock or shares of any other series of the Preferred Stock and the terms and conditions of such conversion or exchange;

                  (vii) the extent of voting rights of the shares of Preferred Stock of such series or the absence thereof; and

                  (viii) such other terms, limitations, rights and preferences, if any, of such series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of creation of such series.



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                             VENUS EXPLORATION, INC.
                                   Suite 1000
                               1250 N.E. Loop 410
                            San Antonio, Texas 78209
                               Phone: 210/930-4900
                                Fax: 210/930-4901

                        NASDAQ SmallCap Market(TM): VENX